UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: December 13, 2006
(Date of earliest event reported: December 13, 2006)

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1263 Lake Plaza Drive Suite A, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Gauteng, South Africa

As previously disclosed, on September 28, 2006, the Company, through its majority owned subsidiary Century Resorts Ltd (“CRL”), received cash of approximately $5.7 million (ZAR 43.3 million) from the sale of its interest in a casino development project to the Akani Group, an unrelated third party. As the transaction was subject to the approval of the Gauteng Gambling Board (“GGB”), the Company recorded $5.3 million (ZAR 40.3 million) as deferred income on the September 30, 2006 condensed consolidated balance sheet (the remaining $0.4 million (ZAR 3.0 million) related to the recovery of a previously written off loan). The Company has been notified that the transaction has been approved by the GGB. In addition, as a result of the closing of this transaction, CRL is liable for a 3% fee ($0.2 million or ZAR 1.2 million) to a former director of the Company. As a result, CRL will record pretax income of $5.1 million (ZAR 39.1 million) during the fourth quarter 2006.

Casinos Poland

As previously disclosed, on June 13, 2006, the Company, through its wholly owned subsidiary, Century Casinos Europe GmbH (“CCE”), entered into an agreement to acquire 100% of all of the issued and outstanding shares of G5 Sp. z o.o. (“G5”) for approximately $3.8 million (€2.9 million). G5 owns 33.3% of all shares issued by Casinos Poland Ltd. The due diligence period has been extended and the transaction is now expected to close during the first quarter 2007.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: December 13, 2006	By : /s/ Ray Sienko
Ray Sienko
Chief Accounting Officer